Exhibit 10.8

KENSINGTON CAPITAL ACQUISITION CORP. IV

1400 Old Country Road, Suite 301

Westbury, New York 11590

[ ], 2022

DEHC LLC

3355 Pierson Drive

Wilmington, Delaware 19810

Re:	Services Agreement

Ladies and Gentlemen:

This letter agreement by and between Kensington Capital Acquisition Corp. IV (the “Company”) and DEHC LLC (the “Provider”), dated as of the date set forth above, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the New York Stock Exchange (the “Listing Date”), and continuing until the earliest of (a) the consummation by the Company of an initial business combination (the “Business Combination”), (b) the Company’s liquidation and (c) the 18-month anniversary of the Listing Date (such earliest date hereinafter referred to as the “Termination Date”) (in the case of clauses (a) and (b), as described in and pursuant to a Registration Statement on Form S-1 and a prospectus filed with the U.S. Securities and Exchange Commission (together, the “Registration Statement”):

(i) The Provider shall make available, or cause to be made available, to the Company, such administrative and other services of Daniel Huber as may be reasonably requested by the Company. In exchange therefor, the Company shall pay to the Provider the sum of $20,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; provided, that such payments shall not exceed $360,000 in the aggregate; and provided further, that, upon the consummation of the Business Combination, any portion of such $360,000 that has not yet been paid will accelerate and become due.

(ii) The Provider hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

Any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York that apply to contracts made and performed entirely within such State.

[Signature Page Follows]

Very truly yours,

KENSINGTON CAPITAL ACQUISITION CORP. IV

By:
Name: Justin Mirro
Title: Chairman and Chief Executive Officer

Agreed:

DEHC LLC

By:
Name:
Title:

[Signature Page to Services Agreement]

3